Exhibit 4.26
Dated 30 June 2017
Borrower DIANA CONTAINERSHIPS INC. Owners As specified in SCHEDULE 4 Senior Mortgagee ADDIEWELL LTD Subordinated Mortgagee DIANA SHIPPING INC.
INTERCREDITOR AGREEMENT relating to security for a Term Loan Facility of $35,000,000 and a Discount Premium Amount of $10,000,000 secured, inter alia, on the Ships as specified in Schedule 4.

Contents

Clause		Page

1	Purpose and definitions	1

2	Agreement to Subordinated Security Documents	4

3	Subordinated Mortgagee's undertakings	4

4	Owner's undertaking	9

5	Attorney	9

6	Senior Mortgagee's undertakings	9

7	Adjustment of priorities	11

8	Effect of this Agreement	12

9	Representations	13

10	Costs and expenses	13

11	Notices	14

12	Counterparts	15

13	Partial invalidity	15

14	Remedies and waivers	15

15	Effect as deed	15

16	Governing law	15

17	Enforcement	15

Schedule 1 Parties and Facility Agreement		17

Schedule 2 Senior Security Documents		19

Schedule 3 Subordinated Security Documents		20

Schedule 4 Owners and Ships		21

THIS INTERCREDITOR AGREEMENT is dated 30 June 2017 and made between:
(1)	DIANA CONTAINERSHIPS INC. (the "Borrower");
(2)	the entities listed in Schedule 4 (together the "Owners");
(3)	ADDIEWELL LTD (the "Senior Mortgagee") acting in its capacity as agent and as trustee for the Senior Finance Parties; and
(4)	DIANA SHIPPING INC. (the "Subordinated Mortgagee") acting in its capacity as lender and as agent and as trustee for the Subordinated Finance Parties,
(each as described in more detail in Schedule 1).  The Borrower and the Owners are collectively referred to as the Obligors.
NOW IT IS HEREBY AGREED as follows:
1	Purpose and definitions
1.1	Purpose
This Agreement sets out the terms and conditions upon and subject to which the Senior Mortgagee consents to each Obligor granting the Subordinated Security in favour of the Subordinated Mortgagee and to the borrowing by the Borrower of the Subordinated Loan and the incurrence of the Subordinated Discount Premium Amount.
1.2	Definitions
In this Agreement, unless the context otherwise requires:
Business Day means a day (other than a Saturday or Sunday) (i) which is not a public holiday in Athens and (ii) on which banks are open for general business in London, Athens and New York.
Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Senior Security Documents.
Discount Premium Amount means the amount of $10,000,000 payable to the Senior Mortgagee pursuant to the Senior Facility Agreement.
Distribution means any payment by or distribution of assets of any Obligor whether in cash, properties, securities or otherwise.
Initial Permitted Payments Period means the period prior to the occurrence of (i) an Insolvency Event in relation to any Obligor, (ii) a demand by the Senior Mortgagee on the Borrower for the repayment in full of the Senior Loan or the Premium Discount Amount or (iii) the Termination Date as defined in the Senior Facility Agreement.
Insolvency Event means, in relation to any Obligor:
(a)
any resolution is passed or order made for the winding up, dissolution, administration or reorganisation of that Obligor, a moratorium is declared in relation to any indebtedness of that Obligor or an administrator is appointed to that Obligor;

(b)	any composition, compromise, assignment or arrangement is made with any of its creditors;

(c)	the appointment of any liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of that Obligor or any of its assets; or
(d)	any filing by an Obligor with any Court or public body seeking, or the effect of which is, protection of such Obligor from the claims of its creditors;
(e)	any analogous procedure or step is taken in any jurisdiction.
Joint Security Period means the period terminating upon the earlier of the end of the Senior Security Period and the end of the Subordinated Security Period.
Mortgagee means the Senior Mortgagee or the Subordinated Mortgagee.
Permitted Payments means the payments to the Subordinated Mortgagee permitted to be made in accordance with clause 3.1 and clause 3.2(a).
Prior Claims means, in relation to any Security Proceeds, any claims, liabilities or debts owed or incurred to any persons which take priority in respect of such Security Proceeds over the security created by the Security Documents.
Proceeds means the proceeds (net of usual commissions and direct collection expenses) of (i) the disposal of any Ship, (ii) the disposal of any other asset of the Borrower and/or the Obligors, (iii) the sale of, realisation or proceeds of warrants of the Borrower, (v) the sale of shares in the Borrower (vi) the disposal of any of the shares of the Owners and (vii) the proceeds of Total Loss of any Ship.
Relevant Jurisdiction means, in relation to a party to this Agreement:
(a)	its jurisdiction of incorporation;
(b)	any jurisdiction where any Charged Property owned by it is situated;
(c)	(except in the case of a Mortgagee) any jurisdiction where it conducts its business; and
(d)	any jurisdiction whose laws govern the perfection of any security created by it under the Security Documents.
Refinancing Proceeds means the proceeds of any refinancing of the Borrower and/or the Guarantors by a third party financial institution or investor for the purpose of repaying the Senior Loan and the Discount Premium Amount.
Security Documents means any or all of the Senior Security Documents and any or all of the Subordinated Security Documents.
Security Proceeds means any moneys received by a Mortgagee pursuant to the exercise of any of its rights under the Security Documents in its favour.
Senior Facility Agreement means the facility agreement described as such in Schedule 1.
Senior Facility Limit means the maximum amount available for drawing under the Senior Facility Agreement on the date of this Agreement.
Senior Finance Documents means the Senior Facility Agreement and/or the Senior Security Documents.

Senior Finance Parties means the Finance Parties (as defined in the Senior Facility Agreement) and Senior Finance Party means any of them.
Senior Indebtedness means the indebtedness secured by the Senior Security Documents including, without limitation, the Senior Loan and the Discount Premium Amount.
Senior Loan means the loan of $35,000,000 payable pursuant to the Senior Loan Agreement.
Senior Security Documents means the documents specified in Schedule 2.
Senior Security Period means the period terminating upon the full payment and discharge of the Senior Indebtedness.
Ship means each vessel defined in Schedule 4.
Subordinated Discount Premium Amount means the amount of $5,000,000 payable to the Subordinated Mortgagee pursuant to the Subordinated Facility Agreement.
Subordinated Facility Agreement means the facility agreement described as such in Schedule 1.
Subordinated Finance Documents means the Subordinated Facility Agreement and the Subordinated Security Documents.
Subordinated Finance Parties means the Finance Parties (as defined in the Subordinated Facility Agreement) and Subordinated Finance Party means any of them.
Subordinated Indebtedness means the indebtedness owing to the Subordinated Mortgagee under any Subordinated Finance Documents and/or secured by the Subordinated Security Documents.
Subordinated Loan means the Loan of $82,616,666.66 pursuant to the Subordinated Facility Agreement.
Subordinated Security Documents means the documents specified in Schedule 3.
Subordinated Security Period means the period terminating upon the full payment and discharge of the Subordinated Indebtedness.
1.3	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	clauses and the Schedules are to be construed as references to the clauses of, and the Schedules to, this Agreement and references to this Agreement include its Schedules;
(ii)	any agreement or instrument is a reference to that agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;
(iii)	words importing the plural shall include the singular and vice versa;
(iv)	any person includes its successors in title, permitted assignees or transferees;
(v)	agreed form of a document means the form of a document separately approved in writing by the Senior Mortgagee;
(vi)	assets includes present and future properties, revenues and rights of every description;

(vii)	an authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration;
(viii)	dollar/$ means the lawful currency of the United States of America;
(ix)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(x)	an obligation means any duty, obligation or liability of any kind;
(xi)
a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(xii)
right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity or in admiralty;

(xiii)
security means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect; and

(xiv)	a provision of law is a reference to that provision as amended or re-enacted.
(b)
Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

(c)	Clause and Schedule headings are for ease of reference only.
1.4	Third party rights
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Agreement.
2	Agreement to Subordinated Security Documents
The Senior Mortgagee, at the request of the Obligors and the Subordinated Mortgagee, consents and agrees (subject to the Senior Security Documents having first been executed and (in relation to each ship mortgage specified in Schedule 2, registered with any applicable ship registry in accordance with the Senior Facility Agreement)) to:
(a)	the advance by the Subordinated Mortgagee of the Subordinated Loans and the incurrence of the Subordinated Discount Premium Amount;
(b)	the execution of the Subordinated Security Documents in favour of the Subordinated Mortgagee; and
(c)	the registration of any Subordinated Security Document with the applicable ship registry.
3	Subordinated Mortgagee's undertakings
The Subordinated Mortgagee agrees to the terms of this clause 3 and undertakes to comply with those terms throughout the Joint Security Period.

3.1	Payments Permitted to Subordinated Mortgagee
(a)
The Borrower, the Owner and the Subordinated Mortgagee agree with the Senior Mortgagee that during the Initial Permitted Payments Period, the Subordinated Mortgagee may receive and accept payment of interest on the Subordinated Loans and the Subordinated Discount Premium Amount payable at the times and in the amounts provided in the Subordinated Finance Documents provided that (i) the Borrower has freely available cash to do so without diminishing the necessary working capital for the secure trading of the Ships, and (ii) no such payment is made out of Proceeds or Refinancing Proceeds.

(b)
In addition during the Initial Permitted Payment Period and at any time after the repayment in full of the Senior Loan, the Subordinated Mortgagee may receive and accept payment of principal of Subordinated Loan up to the first $40 million out of the Proceeds or derived from any other source permitted under the Senior Facility Agreement.

(c)	In the case of Refinancing Proceeds, such amounts may be applied in payment of Subordinated Liabilities only after payment in full of the Senior Loan and the Discount Premium Amount.
(d)
No part of Subordinated Loan (beyond the first $40 million of the principal pursuant to clause (b) above or Subordinated Discount Premium Amount may be repaid or prepaid at any time prior to the payment in full to the Senior Mortgagee of the Discount Premium Amount.

(e)
If during the Initial Permitted Payment Period the Senior Loan has been paid in full and the Discount Premium Amount has been paid in full there shall be no further restrictions on payments to the Subordinated Mortgagee.

3.2	Subordination of the Subordinated Security Documents
(a)
Following repayment of the Senior Loan in full (together with all accrued interest and costs) and after the expiry or termination of the Initial Permitted Payment Period, the Senior Mortgagee agrees that any monies thereafter available to the Senior Mortgagee or the Subordinated Mortgagee for application against the Senior Indebtedness and/or the Subordinated Indebtedness (other than Refinancing Proceeds which shall be the subject to clause 3.1(c) before and after the expiry of the Initial Permitted Payments Period) shall be shared equally (50/50 basis) between the Discount Premium Amount and the Subordinated Loan until such time as the Discount Premium Amount (together with all accrued interest and costs) has been repaid in full.

(b)
Save as provided in clause 3.1 and clause 3.2(a), the security created by the Subordinated Security Documents in relation to the Charged Property shall be in all respects subordinate to, and rank in priority subsequent to, the security created by the Senior Security Documents.

3.3	Limitations on enforcement; deferral undertakings
Without prejudice to the Permitted Payments, the Subordinated Mortgagee will not, without the prior written consent of the Senior Mortgagee:
(a)
Subject to clause 3.1 (Payments Permitted to Subordinated Mortgagee), clause 3.2(a) and clause 3.4 (Permitted protective enforcement), take any action to enforce any claim or seek to exercise any rights which the Subordinated Mortgagee has against any Obligor and/or the Charged Property or any part of it under the Subordinated Security Documents (unless and to the extent that the Senior Mortgagee has taken action to enforce its rights under the Senior Security Documents against that Obligor and/or the Charged Property or relevant part of it and continues to do so); or

(b)	directly or indirectly:
(i)
take, accept or receive from any Obligor or permit to exist any Security Interest created by any Obligor (other than as constituted by the Subordinated Security Documents or otherwise described in the Subordinated Facility Agreement on the date of this Agreement) to secure the payment and/or repayment of any of the Subordinated Indebtedness;

(ii)	take, accept or receive any Distribution from the Owner or any other Obligor or any other person liable for any of the Senior Indebtedness;
(iii)
(save only to the extent it may be required to do so under any applicable law) set-off any Subordinated Indebtedness against any obligations or liabilities of any kind, future or present, owing or payable by the Subordinated Mortgagee to any Obligor; or

(iv)
subject to clause 3.4 (Permitted protective enforcement), commence any proceedings against the Owner or any other Obligor or take any action, for or in respect of the recovery of any of the Subordinated Indebtedness or any part thereof (including, without limitation, any action or step in connection with liquidation, administration, winding-up proceedings or any voluntary arrangement or assignment for the benefit of the Subordinated Mortgagee or any similar proceedings involving the Owner, any other Obligor or the Charged Property or any part thereof).

3.4	Permitted protective enforcement
(a)
Notwithstanding clause 3.3 (Limitations on enforcement; deferral undertakings), the Subordinated Mortgagee may join or intervene in or otherwise support any proceedings brought by any other person arising from or relating to the arrest or detention of a Ship (whether at the instance of the Senior Mortgagee or any other person other than the Subordinated Mortgagee) with a view to substantiating, preserving or protecting its interest in such Ship.

(b)	If the Subordinated Mortgagee takes such action, it will:
(i)	promptly notify the Senior Mortgagee of the action taken; and
(ii)
when required by the Senior Mortgagee to do so, withdraw from such proceedings or take whatever other action may be necessary on its part to release such Ship from such arrest or detention where the Senior Mortgagee and any other interested party also withdraw from such proceedings or take the necessary action on their part to release such Ship.

3.5	Prejudicial arrangements
The Subordinated Mortgagee has not entered into, and will not enter into, any arrangement or any transaction which prejudices or may prejudice the Senior Mortgagee and/or the other Senior Finance Parties and/or the security created by the Senior Security Documents.
3.6	Notices of assignment
The Subordinated Mortgagee will not give any notice of any assignment contained in any of the Subordinated Security Documents to any person unless the form of the notice has been approved by the Senior Mortgagee and the notice states that such assignment is subject and subordinate to the prior assignments given in the Senior Security Documents.

3.7	Loss payable clauses and letters of undertaking
The Subordinated Mortgagee will ensure that the terms of any loss payable clause endorsed on any insurance or reinsurance policy or entry pursuant to the Subordinated Finance Documents and any letter of undertaking issued by any broker, insurer, reinsurer or mutual insurance association issued in accordance with their provisions reflect and acknowledge the senior priority of the Senior Security Documents and are not inconsistent with the terms of this Agreement and the Senior Security Documents concerning payments of insurance and/or reinsurance claims to the Senior Mortgagee. Any loss payable clause which has already been disclosed in writing to, and approved in writing by, the Senior Mortgagee on or prior to the date of this Agreement shall be deemed to be consistent with the requirements of this clause.
3.8	Filings
The Subordinated Mortgagee will promptly take such other action as the Senior Mortgagee may request with a view to reflecting the priority of the security created by the Security Documents in any official register or with any filing or registration authority.
3.9	Notice of enforceability
The Subordinated Mortgagee will promptly advise the Senior Mortgagee of any event or circumstance which would (with the giving of notice, the expiry of a grace period, the making of any determination under the Subordinated Finance Documents or any combination of them) entitle the Subordinated Mortgagee (but for the provisions of this Agreement) to enforce any of the security created by the Subordinated Security Documents and/or to require immediate repayment and/or cancellation of the facility provided under the Subordinated Facility Agreement.
3.10	Deemed consents
Where:
(a)	something requires the consent or approval of the Subordinated Mortgagee under the Subordinated Finance Documents; and
(b)	the same thing requires the consent or approval of the Senior Mortgagee and/or any other Senior Finance Party under the Senior Finance Documents, then, if the relevant consent or approval is given under the Senior Finance Documents, it shall be deemed also to have been given under the Subordinated Finance Documents. The Subordinated Mortgagee will, promptly upon the Senior Mortgagee's request, issue such waivers as the Senior Mortgagee may reasonably require to give effect to this clause as against any relevant Obligor who is not a party to this Agreement.
The Subordinated Mortgagee has not and will not require any Obligor to seek its consent to any matter for which the consent of the Senior Mortgagee is not also required under the Senior Loan Documents.
3.11	Release of security on sale
If the Senior Mortgagee wishes to sell a Ship, in exercise of its rights pursuant to the Senior Security Documents, whether in its capacity as mortgagee of the Ship or as attorney‑in‑fact of the Owner, then (whether or not the Security Proceeds resulting from such sale are or will be (after meeting any Prior Claims) sufficient to discharge the Subordinated Indebtedness after discharging the Senior Indebtedness in accordance with clause 7.1) the Subordinated Mortgagee will:
(a)	take all such steps as may be necessary to consent to, ratify and confirm, such sale;

(b)	co-operate with the Senior Mortgagee for the purpose of carrying out such sale; and
(c)
as soon as practicable but not later than two (2) Business Days upon being requested by the Senior Mortgagee to do so, execute any discharges and/or reassignments and/or notices of discharge and/or notices of reassignment as may be necessary to allow the sale to take place free of any security created by the Subordinated Security Documents.

3.12	Assignments by Subordinated Mortgagee
The Subordinated Mortgagee will not assign or otherwise transfer, or grant security over, its rights under the Subordinated Security Documents to another person unless the relevant person has first undertaken (in a form satisfactory to the Senior Mortgagee) that, on any such assignment, transfer or grant taking place, it will comply with, and be bound by and perform, all the obligations of the Subordinated Mortgagee under this Agreement.  Any purported assignment by the Subordinated Mortgagee in breach of this provision shall be invalid and ineffective.
3.13	Variations to Subordinated Security Documents
The Subordinated Mortgagee will not, without the prior written consent of the Senior Mortgagee, amend, vary, modify or excuse performance of the terms of the repayment of principal of, or the payment of interest on, the loan made available pursuant to the Subordinated Facility Agreement. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the Subordinated Mortgagee shall not in any way be restricted from excusing, or extending time for, performance by the Obligors of, any obligation under the Subordinated Finance Documents
3.14	Freedom to enforce Senior Security Documents
The Senior Mortgagee may at any time, without prior consultation with the Subordinated Mortgagee, take any action to enforce any claim or seek to exercise any rights or security it has pursuant to the Senior Security Documents or refrain from doing so.
3.15	Freedom to vary Senior Finance Documents
Subject to clause 6 (Senior Mortgagee's undertakings), the Subordinated Mortgagee agrees that:
(a)
the Senior Mortgagee and/or any other Senior Finance Party may, whenever it wishes and without prior consultation with the Subordinated Mortgagee, agree with any Obligor to vary any of the Senior Finance Documents;

(b)
documents implementing or recording such a variation will for the purposes of this Agreement be considered to be an integral part of the Senior Security Documents and to rank in priority to the relevant Subordinated Security Documents; and

(c)	the Subordinated Mortgagee will promptly enter into such documents as the Senior Mortgagee may require to maintain or confer such priority.
3.16	Subordination
The Subordinated Mortgagee agrees and undertakes with the Senior Mortgagee that save for the Permitted Payments:
(a)	the claims of the Subordinated Mortgagee against such Obligor in respect of the Subordinated Indebtedness shall be postponed in all respects to the Senior Indebtedness;
(b)	the Subordinated Mortgagee shall not, unless otherwise directed by the Senior Mortgagee, prove for the Subordinated Indebtedness against such Obligor until the Senior Indebtedness has first been paid or discharged in full (and for all purposes any Distribution received by the Senior Mortgagee or the other Senior Finance Parties shall only be taken to discharge the Senior Indebtedness to the extent of the actual amount received); and
(c)
if the Subordinated Mortgagee is directed by the Senior Mortgagee to prove for the Subordinated Indebtedness then it shall act in accordance with such directions and shall procure that any resultant payments shall be made by the liquidator of such Obligor, or any other person making any Distribution, to the Senior Mortgagee and the other Senior Finance Parties to the extent necessary to repay all the Senior Indebtedness in full.

4	Owner's undertaking
Each Obligor:
(a)	acknowledges that it has requested the Senior Mortgagee to enter into this Agreement;
(b)	accordingly consents to this Agreement and its implementation;
(c)	undertakes to the Senior Mortgagee to do anything and execute any documents which the Senior Mortgagee may at any time reasonably require to implement the terms of this Agreement; and
(d)	agrees not to make or permit to be made any payment to the Subordinated Mortgagee or the granting of any security interest in breach of the terms of this Agreement.
5	Attorney
5.1	Grant of power
The Subordinated Mortgagee irrevocably appoints the Senior Mortgagee to be its attorney (with full powers of substitution) in its name and on its behalf to do all things which the Senior Mortgagee may consider necessary or desirable to ensure the Subordinated Mortgagee's compliance with its obligations under this Agreement until the end of the Senior Security Period whereupon this appointment shall cease.
5.2	Exercise of power
The exercise by the Senior Mortgagee of any power under the power of attorney in clause 5.1 (Grant of power) shall be conclusive evidence of the Senior Mortgagee's right to exercise it and no person dealing with the Senior Mortgagee shall need to enquire whether it is, or shall be affected by notice that it is not, exercisable. The Subordinated Mortgagee ratifies and confirms whatever the Senior Mortgagee does or purports to do under clause 5.1 (Grant of power).
6	Senior Mortgagee's undertakings
The Senior Mortgagee agrees to the terms of this clause 6 and undertakes on behalf of itself and the other Senior Finance Parties to comply with those terms throughout the Subordinated Security Period.
6.1	Limitation on principal
The Senior Mortgagee represents and agrees that the amount secured by the Senior Security Documents is limited to:
(a)	an amount not exceeding the Senior Facility Limit in respect of the principal amount from time to time secured by the Senior Security Documents; and

(b)	other moneys (including the Discount Premium Amount interest, capitalised interest, costs, fees and expenses from time to time) expressed to be secured by the Senior Security Documents.
6.2	No further advances
The Senior Mortgagee and the other Senior Finance Parties will not make any advances against the security of the Senior Security Documents which would result in the principal amount secured exceeding the Senior Facility Limit or which advances were not provided for in the Senior Facility Agreement as at the date of this Agreement. However, the Senior Mortgagee and the other Senior Finance Parties may agree to vary, or excuse performance of, the terms of the Senior Finance Documents for the repayment of any amounts payable under such documents.
6.3	Calculation of principal
For the purposes of this clause 6 and for determining whether the principal amount secured by the Senior Security Documents exceeds the Senior Facility Limit, the following amounts shall not be regarded as principal:
(a)	any sums (other than fresh advances made under the Senior Facility Agreement) becoming due as a result of any variations to the Senior Finance Documents;
(b)	amounts owing under indemnities in the Senior Finance Documents in respect of taxation, currency and other matters; and
(c)
losses, costs and expenses incurred by the Senior Mortgagee in perfecting and/or protecting the value of and/or maintaining and/or enforcing or realising its security under the Senior Finance Documents.

Such amounts shall be secured by the Senior Security Documents in priority to the Subordinated Security Documents.
6.4	Assignment by Senior Mortgagee
The Senior Mortgagee will not assign or otherwise transfer, or grant security over, its rights under the Senior Security Documents to another person unless the relevant person has first undertaken (in a form satisfactory to the Senior Mortgagee) that, on any such assignment, transfer or grant taking place, it will comply with, and be bound by and perform, all the obligations of the Senior Mortgagee under this Agreement or it will enter into a replacement co-ordination agreement, or equivalent, on substantially the same terms as this Agreement.
6.5	Assignments to Obligors and affiliates
The Senior Mortgagee will not and neither will any other Senior Finance Party without the prior written consent of the Subordinated Mortgagee assign or otherwise transfer, or grant any security over, its rights under the Senior Security Documents to an Obligor.
6.6	Discharge of Senior Security Documents
The Senior Mortgagee will discharge the Senior Security Documents at the end of the Senior Security Period.

7	Adjustment of priorities
7.1	Application
Any Security Proceeds received by a Mortgagee after the expiry or termination of the Initial Permitted Payment Period shall be applied as follows:
(a)
first, in or towards payment of costs and expenses incurred in or about or incidental to the realisation, or attempted realisation, by the Senior Mortgagee of such Security Proceeds (to the extent that such expenses take priority over any Prior Claims);

(b)	secondly, in or towards satisfaction of any Prior Claims in respect of such Security Proceeds;
(c)	thirdly, in or towards payment of, or retention for the Senior Loan and other monies comprised in the Senior Indebtedness (other than the Discount Premium Account);
(d)	fourthly, in or towards payment in accordance with clause 3.2(a) of the Discount Premium Amount and the Subordinated Loan;
(e)
fifthly, in or towards payment of, or retention for, the balance of the Subordinated Indebtedness in the manner and order specified in the Subordinated Finance Documents to the extent that the Subordinated Mortgagee is entitled to receive such Security Proceeds under the Subordinated Security Documents; and

(f)	sixthly, the balance (if any) shall be paid to whoever is entitled to that balance.
7.2	Post-insolvency interest
For the purposes of this clause 7, the sums secured by any of the Security Documents shall include (without limitation) all principal and interest secured by the relevant Security Documents, including any interest accruing under those Security Documents after the institution of any bankruptcy, reorganisation, winding-up or insolvency proceedings or other Insolvency Event by or against any Obligor or any Ship whether or not such interest is allowed as a claim in such proceeding.
7.3	Application of security recoveries
The Subordinated Mortgagee will procure that any Security Proceeds received by the Subordinated Mortgagee and/or any receiver appointed by it under any of the Subordinated Security Documents (other than moneys received from the Senior Mortgagee as a result of the application of such moneys in accordance with clause 7.1 (Application)) during the Joint Security Period by way of:
(a)
any Distribution being made to, or a right of set-off of any obligations or liabilities of the Subordinated Mortgagee to any Obligor against the Subordinated Indebtedness being exercised by, the Subordinated Mortgagee or the Obligors contrary to the provisions of this Agreement; and/or

(b)	any Distribution being made by any liquidator or other person to the Subordinated Mortgagee rather than to the Senior Mortgagee or the other Senior Finance Parties as required by clause 3.16; and/or
(c)
the Subordinated Mortgagee or the Obligors or any of them being required to exercise rights of set-off of the obligations or liabilities of the Subordinated Mortgagee to any Obligors, against the Senior Indebtedness under applicable law as contemplated in clause 3.3(b)(iii):

are:

(i)	held in trust for the Senior Mortgagee; and
(ii)	immediately paid to the Senior Mortgagee for application in accordance with clause 7.1 (Application).
7.4	Deductions from Security Proceeds
If:
(a)
the Subordinated Mortgagee receives from, or at the direction of, any court or any government, state or agency of a state (or an official or representative of a court or any government, state or agency of a state) any amount which represents only part of the proceeds realised from any property subject to the security created by the Security Documents which remain after satisfying any Prior Claims in respect of such proceeds); or

(b)	the Senior Mortgagee receives all or part of the balance of such remaining proceeds, then (notwithstanding clause 7.1 (Application)) the Subordinated Mortgagee shall only be required to hold such amount on trust and pay it to the Senior Mortgagee in accordance with clause 7.3 (Application of security recoveries) if and to the extent that the remaining proceeds paid to the Senior Mortgagee are insufficient to pay and discharge the Senior Indebtedness in full.
8	Effect of this Agreement
8.1	Preservation of security
Nothing contained in this Agreement shall as between the Obligors and:
(a)	the Senior Mortgagee and the other Senior Finance Parties; or
(b)	the Subordinated Mortgagee,
affect or prejudice any rights or remedies of the Senior Mortgagee or any other Senior Finance Party or the Subordinated Mortgagee under the Security Documents. The Security Documents shall remain in full force and effect in accordance with their terms as effective securities subject only to the ranking of the Security Documents provided for in this Agreement.
8.2	No enquiry
No purchaser dealing with either Mortgagee or any receiver appointed by either Mortgagee shall be concerned in any way with the provisions of this Agreement but may assume that such Mortgagee or any such receiver is acting in accordance with this Agreement.
8.3	Waivers
Either Mortgagee shall be entitled, without reference to the other, and without prejudicing its rights under this Agreement, to:
(a)	grant time or indulgence;
(b)	release, compound or otherwise deal with any person liable; or
(c)	deal with, exchange, release, modify or abstain from perfecting or enforcing any of the rights which it has against any Obligor and/or the Charged Property.

9	Representations
Each party to this Agreement makes the representations and warranties set out in this clause 9 to the other parties.
9.1	Status
It is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation as a limited liability company or corporation.
9.2	Binding obligations
The obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable obligations.
9.3	Power and authority
It has power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, this Agreement.
9.4	Validity and admissibility in evidence
All authorisations required or desirable:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under this Agreement; and
(b)	to make this Agreement admissible in evidence in each party's Relevant Jurisdictions, have been obtained or effected and are in full force and effect.
9.5	Governing law and enforcement
The choice of English law or any other applicable law as the governing law of this Agreement will be recognised and enforced in its Relevant Jurisdictions and any judgment obtained in England in relation to a party with respect to this Agreement will be recognised and enforced in its Relevant Jurisdictions.
9.6	Senior Mortgagee as Agent and Bailee for Perfection
Senior Mortgagee agrees to hold following repayment in full of the Loan and the Discount Premium Amount any pledged collateral that is part of the Charged Property (including without limitation any original share certificate) in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and/or gratuitous agent for the benefit of the Subordinated Finance Parties but on the basis that such bailment does not create any legal liability to the Subordinated Finance Parties.
10	Costs and expenses
The Obligors shall promptly on demand pay the Senior Mortgagee the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) incurred by it in connection with the negotiation, preparation, printing, execution, registration and perfection or the enforcement of, or preservation of any rights under this Agreement.

11	Notices
11.1	Communications in writing
Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.
11.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement is that identified with its name in Schedule 1 or, in each case, any substitute address, fax number, or department or officer as that party may notify to the others by not less than five Business Days' notice.
11.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under clause 11.2 (Addresses), if addressed to that department or officer.
(b)
Any communication or document to be made or delivered to a Mortgagee will be effective only when actually received by that Mortgagee and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (or any substitute department or officer as that party shall specify for this purpose).

11.4	Electronic communication
(a)
Any communication to be made between one Mortgagee and the other Mortgagee under or in connection with this Agreement may be made by electronic mail or other electronic means, and the Mortgagees agree:

(i)	that unless and until notified to the contrary, this is an accepted form of communication between them;
(ii)	to notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(iii)	to notify each other of any change to their address or any other such information supplied by them.
(b)
Any electronic communication made between the Mortgagees will be effective only when actually received in readable form and in the case of any electronic communication made by a Mortgagee to the other Mortgagee only if it is addressed in such a manner as that other Mortgagee shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5:00 p. m. in the place in which the party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.
(d)	Any reference in this Agreement to a communication being sent or received shall be construed to include that communication being made available in accordance with this clause 11.4.
11.5	English language
Any notice given under or in connection with this Agreement must be in English.
12	Counterparts
This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
13	Partial invalidity
If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
14	Remedies and waivers
No failure to exercise, nor any delay in exercising, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
15	Effect as deed
It is intended that this document takes effect as a deed even though each Obligor and the Senior Mortgagee may only execute it under hand.
16	Governing law
This Agreement and any non-contractual obligations connected with this Agreement are governed by English law.
17	Enforcement
17.1	Jurisdiction of English courts
(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and, accordingly, that they shall not argue to the contrary.
(c)
This clause 17.1 is for the benefit of the Senior Mortgagee only. As a result, the Senior Mortgagee shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Senior Mortgagee may take concurrent proceedings in any number of jurisdictions.

17.2	Service of process
Without prejudice to any other mode of service allowed under any relevant law, each Obligor and the Subordinated Mortgagee:
(a)	irrevocably appoints the person named in Schedule 1 as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement;
(b)	agrees that failure by an agent for service of process to notify it of the process shall not invalidate the proceedings concerned; and
(c)
if any person appointed as its process agent is unable for any reason to act as agent for service of process, it must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Senior Mortgagee. Failing this, the Senior Mortgagee may appoint another agent for this purpose.

This Agreement has been executed as a deed, and it has been delivered on the date stated at the beginning of this Agreement.

Schedule 1
Parties and Facility Agreement

Borrowers

Name	DIANA CONTAINERSHIPS INC.
Country of incorporation:	Marshall Islands
Registered office:
Process agent:	Nicolaou & Co
Office of process agent:	25 Heath Drive EN6 1EN
Address for service of notices:	Pendelis 16 Paleo Faliro, Athens, Greece
Fax:	+30 210 942 4975
Attention:	Simon Palios

Senior Mortgagee	ADDIEWELL LTD
Country of incorporation:	British Virgin Islands
Registered office:	Addiewell Ltd. Palm Grove House P.O. Box 438 Road Town, Tortola British Virgin Islands
Address for service of notices	As above
Fax:
Attention:	Attention: Eliyahu Hassett

Senior Facility Agreement
Description:	A facility agreement dated June 2017.
Original amount of term loan facility:	Up to $35,000 by way of loan and $10,000,000 by way of Discount Premium Amount
Parties (inter alios):
(a) Borrowers:	Diana Containerships Inc.
(b) Guarantor:	As per list of Owners.

(b) Lenders:	Addiewell Ltd.
(c) Agent:	Addiewell Ltd as agent of the Senior Finance Parties from time to time
(c) Security Trustee:	Addiewell Ltd as security trustee of the Senior Finance Parties from time to time

Subordinated Mortgagee	Diana Shipping Inc.
Country of incorporation:	Marshall Islands

Subordinated Facility Agreement
Description:	Loan Facility dated June 2017
Amount of facility:	Up to $87,616,666.66
Parties (inter alios):
(a) Debtor:	Diana Containerships Inc.
(b) Creditor:	Diana Shipping Inc.

Schedule 2
 Senior Security Documents

1	A first mortgage over each Ship.

2	A first priority deed of assignment of the Insurances and Requisition Compensation in respect of each Ship dated made between the Owner and the Senior Mortgagee.

3	Promissory Notes.

4	Proceeds Assignment.

5	Pledge of Shares in respect of each Owner.

Schedule 3
 Subordinated Security Documents

1.	A second mortgage over each Ship and executed by the Owner originally in favour of the Subordinated Mortgagee.

2.	Each of the deeds of assignment of the Insurances and Requisition Compensation in respect of the Ship made between the Owner and the Subordinated Mortgagee.

3.	Promissory Note made in favour of the Subordinated Mortgagee.

4.	Proceeds Assignment made in favour of the Subordinated Mortgagee.

5.	Pledge of Shares in respect of each Owner made in favour of the Subordinated Mortgagee.

Schedule 4
 Owners and Ships

(a)	the 3,426 TEU container vessel of 36,087 gross registered tons and IMO No 9401166 named "SAGITTA" and registered in the name of Likiep Shipping Company under Marshall Islands flag; and
(b)	the 3,426 TEU container vessel of 36,087 gross registered tons and IMO No 9401178 named "CENTAURUS" and registered in the name of Orangina Inc under Marshall Islands flag.
(c)	the 4,923 TEU container vessel of 54,828 gross registered tons and IMO No 9387097 named "NEW JERSEY" and registered in the name of Mango Shipping Company Inc. under Marshall Islands flag.
(d)	the 5,042 TEU container vessel of 54,809 gross registered tons and IMO No 9326872 named "PAMINA" and registered in the name of Dud Shipping Company Inc. under Marshall Islands flag.
(e)	the 3,739 TEU container vessel of 40,085 gross registered tons and IMO No 9215672 named "DOMINGO" and registered in the name of Rongerik Shipping Company Inc. under Marshall Islands flag.
(f)	the 6,494 TEU container vessel of 71,786 gross registered tons and IMO No 9332860 named "HAMBURG" and registered in the name of Langor Shipping Company Inc. under Marshall Islands flag.
(g)	the 6,494 TEU container vessel of 71,786 gross registered tons and IMO No 9332858 named "ROTTERDAM" and registered in the name of Meck Shipping Company Inc. under Marshall Islands flag.
(h)	the 6,541 TEU container vessel of 73,934 gross registered tons and IMO No 9306172 named "PUELO" and registered in the name of Eluk Shipping Company Inc. under Marshall Islands flag.
(i)	the 6,541 TEU container vessel of 73,934 gross registered tons and IMO No 9306158 named "PUCON" and registered in the name of Oruk Shipping Company Inc. under Marshall Islands flag.
(j)	the 5,576 TEU container vessel of 66,332 gross registered tons and IMO No 9298997 named "MARCH" and registered in the name of Delap Shipping Company Inc. under Marshall Islands flag.
(k)	the 5,576 TEU container vessel of 66,332 gross registered tons and IMO No 9267156 named "GREAT" and registered in the name of Jabor Shipping Company Inc. under Marshall Islands flag.

SIGNATORIES

The Borrower

Signed by Ioannis Zafirakis	)
DIANA CONTAINERSHIPS, INC	)
as borrower in the presence of:	)	/s/ Ioannis Zafirakis
Attorney-in-fact

The Owners

Signed by Ioannis Zafirakis	)
MAGO SHIPPING COMPANY INC.	)
as owner in the presence of:	)	/s/ Ioannis Zafirakis
Attorney-in-fact

Signed by Ioannis Zafirakis
DUD SHIPPING COMPANY INC.	)
as owner in the presence of:	)	/s/ Ioannis Zafirakis
Attorney-in-fact

Signed by Ioannis Zafirakis
RONGERIK SHIPPING COMPANY INC.	)
as owner in the presence of:	)	/s/ Ioannis Zafirakis
Attorney-in-fact

Signed by Ioannis Zafirakis
LANGOR SHIPPING COMPANY INC.	)
as owner in the presence of:	)	/s/ Ioannis Zafirakis
Attorney-in-fact

Signed by Ioannis Zafirakis
MECK SHIPPING COMPANY INC.	)
as owner in the presence of:	)	/s/ Ioannis Zafirakis
Attorney-in-fact

Signed by Ioannis Zafirakis
ELUK SHIPPING COMPANY INC.	)
as owner in the presence of:	)	/s/ Ioannis Zafirakis
Attorney-in-fact

Signed by Ioannis Zafirakis
ORUK SHIPPING COMPANY INC.	)	/s/ Ioannis Zafirakis
as owner in the presence of:	)	Attorney-in-fact

Signed by Ioannis Zafirakis
DELAP SHIPPING COMPANY INC.	)
as owner in the presence of:	)	/s/ Ioannis Zafirakis
Attorney-in-fact

Signed by Ioannis Zafirakis
JABOR SHIPPING COMPANY INC.	)	/s/ Ioannis Zafirakis
as owner in the presence of:	)	Attorney-in-fact

Senior Mortgagee

Signed by	)	/s/ Cokhava Marciano
ADDIEWELL LTD	)	Attorney-in-fact
Cokhava Marciano 28 Cranbourne Gardens NW11 OHP
as Mortgagee in the presence of:

The Subordinated Mortgagee

EXECUTED as a DEED
by: Ioannis Zafirakis	)
for and on behalf of	)
DIANA SHIPPING INC.	)
as Subordinated Mortgagee	)	/s/ Ioannis Zafirakis
in the presence of:	)	Attorney-in-fact

/s/ Margarita Veniou
Witness
Name: Margarita Veniou
Address: Penderis 16, 17654, Athens Greece
Occupation: